SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) January 22, 2007

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities

Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange

Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4c))

Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

AMERISERV FINANCIAL Inc. (the "Registrant") announced that it has signed a Definitive Agreement to acquire West Chester Capital Advisors of West Chester, Pennsylvania.  For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

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Exhibit 99.1

Press release dated January 22, 2007, announcing that it has signed a Definitive Agreement to acquire West Chester Capital Advisors of West Chester, Pennsylvania..

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: January 22, 2007

Exhibit 99.1

AmeriServ Financial To Acquire West Chester Capital Advisors

Johnstown, Pa., January 22 – AmeriServ Financial, Inc. (NASDAQ: ASRV) today announced that it has signed a Definitive Agreement to acquire West Chester Capital Advisors (WCCA) of West Chester, Pennsylvania.  WCCA is a registered investment advisor with expertise in large cap stocks, and currently has $215 million in assets under management.  The company was formed in 1994.

When the acquisition is completed, WCCA will be a wholly owned subsidiary of AmeriServ Financial Bank.  Because this will be a cash transaction, AmeriServ will not be issuing any stock to execute the purchase.  Therefore, there will be no ownership dilution to current AmeriServ stockholders, and the company expects the transaction to be accretive to earnings in year one.

Allan Dennison, president & CEO of AmeriServ Financial, said, “One of our strategic goals has been to further strengthen our sources of non-interest revenue in this very difficult rate environment.  With the addition of West Chester Capital Advisors, AmeriServ will immediately broaden its fee-based product options.  Furthermore, this will launch AmeriServ’s entry into a new and lucrative geographic market.”

Once acquired by AmeriServ, the two principals of WCCA, Bruce Marra and Tom McKeon, will continue to manage the operation and its staff.  WCCA will remain headquartered in Chester County, the most affluent and fastest growing county in Pennsylvania according to the most recent U.S. Census data.

“We are truly excited about joining the AmeriServ family.  Together we appear to have a good strategic fit, and there is great similarity in our firms,” said WCCA’s President Bruce Marra.

The transaction, which is subject to regulatory approval, is scheduled to close sometime during the first quarter, 2007.